UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2019
BORGWARNER INC.
________________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-12162	13-3404508
State or other jurisdiction of	Commission File No.	(I.R.S. Employer
Incorporation or organization		Identification No.)

3850 Hamlin Road, Auburn Hills, Michigan	48326
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (248) 754-9200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 19, 2019, BorgWarner Inc. (the “Company”) announced the appointment of Kevin A. Nowlan to the position of Executive Vice President and Chief Financial Officer effective April 1, 2019. Since January 1, 2019, Thomas J. McGill has been serving in the role of interim Chief Financial Officer, succeeding Ronald T. Hundzinski.

Mr. Nowlan, 46, has served as Senior Vice President and President, Trailer, Components and Chief Financial Officer of Meritor, Inc., an automotive supplier, since March 2018; Senior Vice President and Chief Financial Officer of Meritor, Inc. from May 2013 until March 2018; Vice President and Chief Financial Officer of Meritor, Inc. from February 2013 until April 2013; Vice President and Controller of Meritor, Inc. from 2010 until 2013; and Vice President and Treasurer of Meritor, Inc. from 2009 until his appointment as Vice President and Controller. From 2008 until 2009, he served as Vice President and Assistant Treasurer of Meritor, Inc. and from 2007 until 2008, he served as Vice President of Shared Services of Meritor, Inc. Prior to joining Meritor, Mr. Nowlan worked in various roles at GMAC and General Motors Corporation from 1995 to 2007.

In connection with his appointment, the Company entered into an offer letter agreement with Mr. Nowlan. The offer letter provides that Mr. Nowlan will receive a base salary of $725,000 per year. The offer letter also provides that he will be entitled to the following, all of which are consistent with the Company’s practices for his position: (a) eligibility for an annual cash bonus under the Company’s Management Incentive Plan with a target award opportunity equal to 90% of his base salary, pro-rated for 2019, (b) an annual perquisite allowance of $35,000 per year, (c) participation in the Company’s 2018 Stock Incentive Plan, and for 2020, he will receive an award with a grant date value of $1.813 million, two-thirds of which will be in the form of performance shares and one-third of which will be in the form of time-vesting restricted stock, and (d) participation in the Company’s welfare and retirement benefit plans, including the Retirement Savings Excess Plan, in accordance with the terms of such plans. In addition, to compensate Mr. Nowlan for forfeitures of certain incentive compensation awards upon leaving his prior employer, the Company will grant him an award of time-vesting restricted stock units with a grant date value of $3.9 million that will vest over three years and pay him a $500,000 cash bonus following the 30-day anniversary of his hire date. The offer letter also provides that Mr. Nowlan will receive 24 months’ base salary continuation as severance in the event that the Company terminates his employment without cause within two years of his hire date and that he will receive the Company’s form change of control employment agreement for senior executives, which provides for severance benefits equal to two times the sum of his base salary and annual bonus if his employment is terminated under certain circumstances in connection with a change in control.

The Company also announced that Mr. McGill will succeed Anthony D. Hensel, the Company’s current Vice President & Controller, as the Company’s principal accounting officer when Mr. McGill becomes Vice President & Controller, with responsibility for Accounting, Tax and Enterprise Risk Management, effective April 1, 2019. Mr. Hensel will transition to the role of Vice President of Special Projects effective the same date.

Item 7.01. Regulation FD Disclosures

On March 19, 2019, the Company issued the press release furnished with this Current Report on Form 8-K as Exhibit 99.1.

The information contained in this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, is being furnished and shall not be deemed to be “filed” for the purpose of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, regardless of any general incorporation language in any such filings.

Item 9.01. Financial Statements and Exhibits

(d)     Exhibits. The following exhibits are being furnished as part of this Report.

Exhibit Number	Description

99.1	Press release dated March 19, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BorgWarner Inc.

Date: March 19, 2019	By:	/s/ Tonit M. Calaway
Name: Tonit M. Calaway
Title: Executive Vice President, Chief Legal Officer and Secretary